Exhibit 10.2

NOTE: This agreement was amended and restated on December 31, 2008 to comply with Section 409A of the Internal Revenue Code.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF JOHN R. MILLESON

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of January, 2004, and amended and restated the 31st day of December, 2008, by and between Eagle Financial Services, Inc., a Virginia corporation, hereinafter called the “Corporation”, and John R. Milleson hereinafter called “Employee”, and provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and

WHEREAS, Employee has been involved in the management of the business and affairs of the Corporation and, therefore, possesses managerial experience, knowledge, skills and expertise in such type of business; and

WHEREAS, the employment of Employee by the Corporation is in the best interests of the Corporation and Employee;

WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee’s continued employment by the Corporation as hereinafter set forth; and

WHEREAS, the parties intend that this Agreement, as amended and restated, comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations thereunder.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1. Employment. (a) Employee shall be employed as President and Chief Executive Officer of the Corporation and shall discharge such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors, including general responsibility for the business of the Corporation. Employee also shall serve as President of Bank of Clarke County, the Corporation’s wholly-owned subsidiary. Employee shall be nominated by the Board of Directors for election to the Corporation’s Board of Directors as long as he is the Chief Executive Officer. He shall also be a director of Bank of Clarke County.

(b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2. Term and Renewal. The initial term of this Agreement shall end on December 31, 2005. However, on January 1, 2004 and each day thereafter the term of this Agreement shall be renewed and extended by one year unless Employee or the Corporation notifies the other in writing, 90 days prior to termination, that the term shall not be renewed and extended. This Agreement shall terminate twenty-four (24) months after a party gives notice not to renew and extend its term.

Section 3. Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of banks.

Section 4. Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $150,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement.

(b) The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Corporation.

Section 5. Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in all cash and non-cash employee benefit plans maintained by the Corporation for its executive officers.

Section 6. Bonuses. Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee.

Section 7. Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging and travel expenses and other items identified in written rules and policies of the Corporation. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports. No reimbursement provided under this Section during one calendar year shall affect the expenses eligible for reimbursement during another calendar year.

Section 8. Paid Time Off. Employee shall be entitled to the same paid time off policies as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

Section 9. Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 10, 11 and 12.

(b) Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.

(c) This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee for 60 days after his death.

(d) (1) The Corporation may terminate Employee’s employment other than for “Cause”, as defined in Section 9(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined. In the event the Employee’s employment terminates pursuant to this Section 9(d):

(i) Employee shall receive a monthly amount equal to one-twelfth ( 1/12) his rate of annual base salary in effect immediately preceding such termination in each month for the remainder of the term of this Agreement at the times such payments would have been made in accordance with Section 4(a);

(ii) Employee shall receive a payment in cash on the date his employment terminates equal to the greater of (a) the amount of the highest cash bonus paid or payable to him in respect of any of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates, and (b) the amount of cash bonus Employee was designated to receive under the Corporation’s annual incentive plan;

(iii) To the to the extent required because Employee is a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of his termination, the payments described in Section (d)(1)(i) and (ii), above, shall be made or commence, as the case may be, on the first day of the month following the six-month anniversary of Employee’s date of termination. The first payment shall include the payments, if any, required to be delayed under this preceding sentence; and

(iv) The Corporation shall maintain in full force and effect for the continued benefit of the Employee for the remainder of the then current term of this Agreement all employee welfare benefit plans and programs or arrangements in which the Employee was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee’s participation in any such or program is barred, the Corporation shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans and programs. To the extent required by Code Section and Treasury Regulations thereunder, (i) no reimbursement or in-kind benefit provided under this Section 9(d)(2)(iv) in one calendar year shall affect the expenses eligible for reimbursement or in-kind benefits provided during another calendar year; and (ii) any such reimbursement shall be paid by December 31 of the calendar year following the calendar year in which the reimbursed expense was incurred. It is intended and anticipated that benefits under this Section will qualify as medical reimbursements exempt from Code Section 409A or as payments made on a specified date or fixed schedule. Nonetheless, to the extent required by Code Section 409A and Treasury Regulations thereunder, benefits (whether through plan participation, reimbursement, in-kind benefits or otherwise) shall commence on the first day of the month following the six-month anniversary of the Employee’s termination or resignation, with any reimbursements or other payments delayed under this sentence payable in a single sum on such delayed commencement date; and

(v) The Employee will be entitled to receive reasonable out-placement services, including job search services, paid by the Corporation up to a total amount that does not exceed ten percent (10%) of his current salary at the time of termination. The services will be provided by a recognized out-placement organization selected by the Employee with the approval of the Corporation (which approval will not be unreasonably withheld). The services will be provided for up to two years after the date Employee’s employment by the Corporation terminates.

(2) Notwithstanding anything in this Agreement to the contrary:

(i) If Employee breaches Section 10 or 11, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 9(d); and

(ii) If, while he is receiving payments under this Section 9(d), Employee engages in a Competitive Business within the area described in Section 11(i), such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 9(d) even though such conduct occurs after the covenants contained in Section 11 have expired.

(3) The Corporation shall not be required to make payment of or provide any benefit under Section 9(d)(1) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(4) Except as set forth in Sections 9(d)(2) and 9(d)(3), the Corporation’s obligation to pay the Employee the compensation provided in Section 9(d)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Employee or from whosoever may be entitled thereto, for any reason whatsoever. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(5) For purposes of this Agreement, “Good Reason” shall mean:

(i) The assignment of duties to the Employee by the Corporation which result in the Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of the Employee from or any failure to re-elect him to the position of President and Chief Executive Officer of the Corporation or Bank of Clarke County without his express written consent;

(iii) Requiring the Employee to maintain his principal office outside of a 25 mile radius of Clarke County, Virginia unless the Corporation moves its principal executive offices to the place to which the Employee is required to move;

(iv) A reduction by the Corporation of the Employee’s base salary, as the same may have been increased from time to time;

(v) The failure of the Corporation to provide the Employee with substantially the same fringe benefits that are provided to him at the inception of this agreement;

(vi) The Corporation’s failure to comply with any material term of this Agreement; or

(vii) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 13 hereof.

(e) The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, within 30 days of the occurrence, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Corporation may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day, or at the end of accrued time off (sick, vacation, personal), after receipt of such notice if within 90 days, or the number of available accrued days (sick, vacation, personal), after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability”

means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i) (1) If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then on or within thirty (30) days before Employee’s last day of employment with the Corporation, the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 299% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), over the total amount payable to Employee under Section 9(d). Notwithstanding the foregoing, to the to the extent required because Employee is a “specified employee” for purposes of Code section 409A, on the date of his termination, the payment described in this Section (i)(1), above, shall be made on the first day of the month following the six-month anniversary of Employee’s date of termination.

(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

Section 10. Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 10 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 11. Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a fifty (50) mile radius of the principal executive offices of the Corporation on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Corporation or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services, excluding insurance or financial firms unless owned by a competing bank, that are substantially similar to those offered by the Corporation on the date that Employee’s employment terminates. A “Competitive Business” also means any business in which the Bank is competing as of the date hereof. Employee’s obligations under this Section 12 shall terminate on the date a Change of Control occurs.

Section 12. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 10 and 11 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 10 or 11 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 10 or Section 11. The covenants contained in Sections 10 and 11 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 11 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

Section 13. Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Corporation” shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 14. Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 15. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 16. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 17. Entire Agreement.

(a) This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 18. Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 19. Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 20. Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 21. 409A. Code Section 409A. Any benefit, payment or other right provided by this Agreement shall be provided and made in a manner, and at such time, and in such form, as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this Agreement shall be so construed and interpreted.

IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

EAGLE FINANCIAL SERVICES

	By:	/S/ THOMAS T. GILPIN
	Title:	Chairman of the Board of Directors

ATTEST:

/S/ KALEY P. CROSEN

EMPLOYEE

/S/ JOHN R. MILLESON (SEAL)
John R. Milleson

ATTEST:

/S/ KALEY P. CROSEN